Exhibit 99.1

Glamsmile Opens Shanghai Studio on February 21, 2011

Press Release Source: Remedent, Inc. On Wednesday February 23, 2011, 4:46 pm EST

DEURLE, BELGIUM--(Marketwire - 02/23/11) - Remedent, Inc. (OTC.BB:REMI - News), an international company specializing in research, development, and the manufacturing of oral and cosmetic dentistry products, opened its largest four chair facility in Shanghai yesterday.

"We are all excited about our biggest Studio opening in potentially the best city in the world for veneers , Shanghai, on Monday. Shanghai is one of the most galvanic cities in the world today. Its cosmopolitan character, sophisticated and affluent consumers and highly educated labor force, make it one of the most exciting locations we have. With a population of approximately 19 million people plus the fact that many of the residents suffer with tetracycline stains, makes Glamsmile the only operation of its kind, a terrific fit for Shanghai," said Guy De Vreese, CEO of Remedent.

"On opening day we seated two cases and we believe that there is potential for our Shanghai Studio to follow or most likely exceed the projected monthly cases of our other successful Studios in both Hong Kong and Beijing in the near future, especially considering that we anticipate our revenues in Beijing will increase by approximately by 50% from the prior fiscal year," said Guy De Vreese.

About Remedent

Remedent, Inc. specializes in the research, development, manufacturing and the marketing of oral care and cosmetic dental products. The company serves the professional dental industry with breakthrough technology for dental veneers. These products are supported by a line of professional veneer whitening and tooth sensitivity solutions. Headquartered in Belgium, Remedent distributes its products to more than 55 countries worldwide. For more information, go to www.remedent.be, glamsmile.com and glamsmile.cn.

Forward-Looking Statements

Statements in this press release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause Remedent's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," "projects," "project," to be uncertain and forward-looking. Actual results could differ materially because of factors such as Remedent's ability to achieve the value creation and results of operations as contemplated by its business plans and objectives, and the risks related to expansion and growth. For further information regarding risks and uncertainties associated with Remedent's business, please refer to the risk factors described in Remedent's filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. We undertake no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

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